Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING CORPORATION CLOSES OFFERING OF 8.625% SENIOR NOTES DUE 2025

LAS VEGAS — May 21, 2020 — Boyd Gaming Corporation (NYSE: BYD) (the “Company”) today announced that it has closed its previously announced offering of $600 million aggregate principal amount of 8.625% senior notes due 2025 (the “notes”).

The notes bear interest at a rate of 8.625% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2020. The notes will mature on June 1, 2025 and are fully and unconditionally guaranteed by certain of the Company’s current and future domestic restricted subsidiaries. As previously announced, the Company is using the net proceeds from the offering for general corporate purposes, including working capital, and to pay fees and expenses related to this offering.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future, and may include (without limitation) statements regarding the senior notes and use of proceeds from the offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ include (without limitation) the Company’s financial performance. Additional factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for

the fiscal year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.